Exhibit 99.1

FOR IMMEDIATE RELEASE
Sept. 27, 2004

Novell, Inc. Announces Change in Independent Registered Public Accounting Firms

WALTHAM, Mass. – Sept. 27, 2004 — Novell, Inc. (NASDAQ:NOVL) today announced that it has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm, effective for the fiscal year 2005 beginning November 1, 2004. PricewaterhouseCoopers replaces Ernst & Young LLP who will be retained to complete the fiscal year 2004 audit.

The decision to change independent registered public accounting firms was made by the company's Audit Committee of the Board of Directors following the solicitation of proposals from both Ernst & Young and PricewaterhouseCoopers to perform the company's fiscal year 2005 audit.

Fred Corrado, chairman of the company's Audit Committee said, “During the past two years, Novell has executed major strategic changes, including substantial changes in its product strategy, management, Board of Directors, and now its independent accountants. Novell has had a long and successful working relationship with Ernst & Young, and we thank them for their service.”

During the two fiscal years ended October 31, 2003 and the subsequent interim period through September 27, 2004, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Furthermore, Ernst & Young's audit reports for the two most recently completed fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

There were no consultations during the two fiscal years ended October 31, 2003 and the subsequent interim period through September 27, 2004 by Novell with PricewaterhouseCoopers regarding the application of accounting principles or the type of audit opinion that might be rendered on the company's financial statements.

About Novell

Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell® Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE® LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

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Novell and Ximian are registered trademarks; Nsure, exteNd, and Nterprise are trademarks; and Ngage is a service mark of Novell, Inc. in the United States and other countries. SUSE is a registered trademark of SUSE LINUX AG, a Novell business. All third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell, Inc.
Phone: 415-383-8408
E-Mail: blowry@novell.com

Investor Relations Contact:

Bill Smith
Novell, Inc.
Phone: 800-317-3195
E-Mail: wsmith@novell.com